UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): December 6, 2022

Oscar Health, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-40154	46-1315570
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

75 Varick Street, 5th Floor New York, New York 10013
(Address of Principal Executive Offices) (Zip Code)

(646) 403-3677

(Registrant’s telephone number, including area code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, $0.00001 par value per share	OSCR	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 6, 2022, the Board of Directors (the “Board”) of Oscar Health, Inc. (the “Company”) increased the size of the Board from a total of eight directors to ten directors and appointed Ms. Laura Lang and Mr. Bill Gassen to the Board, effective as of December 7, 2022 (the “Effective Date”), in each case for a term expiring at the Company’s annual meeting of stockholders to be held in 2023 and until his or her successor is duly elected and qualified or until his or her earlier death, disqualification, resignation or removal. Ms. Lang was also appointed as Chair of the Compensation Committee of the Board (the “Compensation Committee”), and Mr. Gassen was also appointed as a member of the Nominating and Corporate Governance Committee of the Board (the “Nominating Committee”), in each case effective as of the Effective Date. The Board determined that each of Ms. Lang and Mr. Gassen qualifies as independent under the rules of the New York Stock Exchange, including, in Ms. Lang’s case, with respect to service on the Compensation Committee.

Mr. Gassen has served as president and CEO of Sanford Health, an integrated health system serving communities across the upper Midwest since November 2020, and is an ex officio member of Sanford Health’s Board of Trustees. In addition, he served in a number of leadership roles for Sanford Health over a ten-year period including Chief Administrative Officer, Chief Human Resources Officer and Corporate Counsel. Mr. Gassen is a former healthcare litigator and is a current member of the State Bar of South Dakota. He serves on the Health Systems Committee of the American Hospital Association and is a member of the Healthcare Institute. He holds a Bachelor of Science degree, majoring in criminal justice and religious studies, and a Juris Doctor, both from the University of South Dakota.

Ms. Lang has served as the Managing Director of Narragansett Ventures, LLC, a strategic advisory firm focused on digital business transformation and growth investing, since January 2014. Since November 2018, Ms. Lang has also served as an adviser to L Catterton. Ms. Lang was the Chief Executive Officer of Time Inc., one of the largest branded media companies in the world, until 2013. From 2008 until she joined Time Inc. in 2012, Ms. Lang was Chief Executive Officer of Digitas Inc., a marketing and technology agency and unit of Publicis Groupe S.A. In addition, she headed the company’s pure-play digital agencies, including Razorfish, Big Fuel, Denuo and Phonevalley. Ms. Lang currently serves as a member of the board of directors and the Talent and Compensation and Finance committees of V. F. Corporation, an international apparel and footwear company. She also serves on the board of directors and the Compensation and Audit committees of Vroom Inc., an e-commerce auto retailer. She previously served as a member of the board of directors of Care.com Inc. from 2014 to 2016, Nutrisystem, Inc. from 2010 to 2012 and Benchmark Electronics, Inc. from 2005 to 2011. Ms. Lang holds a Bachelor of Arts degree, majoring in political science, from Tufts University and a Master of Business Administration from the Wharton School of the University of Pennsylvania.

In connection with their service as non-employee directors, Ms. Lang and Mr. Gassen are each eligible to receive compensation consistent with the Company’s Non-Employee Director Compensation Program, which provides for: (i) an annual cash retainer of, as applicable, (a) $70,000 for serving on the Board, (b) $20,000 for serving as Chair of the Compensation Committee and (c) $5,000 for serving as a member of the Nominating Committee, each of which will be paid in quarterly installments in arrears and will be prorated for any partial calendar quarter of service; (ii) an initial grant of restricted stock units (“RSUs”) equal in value to $175,000 (subject to proration), as measured by the closing price of the Company’s Class A common stock, par value $0.00001 per share (“Class A common stock”), on the grant date, which vests in full on the earlier to occur of (a) the one-year anniversary of the applicable grant date and (b) the date of the next annual meeting of stockholders following the grant date, subject to such director’s continued service through the applicable vesting date; and (iii) an annual grant, on the date of the Company’s annual meeting of stockholders, of RSUs equal in value to $175,000, as measured by the closing price of the Class A common stock on the grant date, and that vests in full on the earlier to occur of (a) the one-year anniversary of the applicable grant date and (b) the date of the next annual meeting of stockholders following the grant date, subject to such director’s continued service through the applicable vesting date.

The Company also expects each of Ms. Lang and Mr. Gassen to enter into the Company’s standard indemnification agreement for directors and officers.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Oscar Health, Inc.

Date: December 7, 2022	By:	/s/ Ranmali Bopitiya
Ranmali Bopitiya
Chief Legal Officer